BYLAWS

OF

Baltimore Gas and Electric Company

Amended and Restated as of ___________, 2020

Bylaws of
Baltimore Gas and Electric Company

ARTICLE I
MEETINGS OF STOCKHOLDERS
Section 1. -     Annual Meeting.
The annual meeting of the stockholders for the election of Directors and for the transaction of general business shall be held on any date as determined year to year by the Board of Directors. The time and location of the meeting shall be determined by the Board of Directors.
Section 2. -     Special Meeting.
Special meetings of the stockholders may be held upon call by the Chair of the Board, if one is elected, the President, or a majority of the Board of Directors whenever they deem expedient, or upon the written request of the holders of shares entitled to not less than twenty-five percent of all the votes entitled to be cast at such a meeting.
Section 3. -     Notice of Meetings.
Written or printed notice of every meeting of the stockholders, whether annual or special, stating the place, day, and hour of such meeting and (in the case of special meetings) the business proposed to be transacted shall be given by the Secretary to each stockholder entitled to vote at such meeting not less than ten (10) days but no more than ninety (90) days before the date fixed for such meeting, by electronic mail at his or her e-mail address as it appears on the records of the Company or by depositing such notice in the United States mail addressed to him or her at his or her post office address as it appears on the records of the Company, with postage thereon prepaid.
Section 4. -     Organization of Meeting.
All meetings of the stockholders shall be called to order by the Chair of the Board, or if one is not elected or is absent, by the President, or in his or her absence by a Vice President, or in the case of the absence of such officers, then by any stockholder, whereupon the meeting shall organize by electing a Chair. The Secretary of the Company, if present, shall act as secretary of the meeting, unless some other person shall be elected by the meeting to so act. An accurate record of the meeting shall be kept by the secretary thereof and placed in the record books of the Company.
Section 5. -     Quorum.
At any meeting of the stockholders, the presence in person or by proxy of stockholders entitled to cast a majority of the votes thereat shall constitute a quorum for the transaction of business. If a quorum be not present at any meeting, holders of a majority of the shares of stock so present or represented may adjourn the meeting either sine die or to a date certain.

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Section 6. -     Voting.
At all meetings of the stockholders, each stockholder shall be entitled to one vote for each share of common stock standing in his or her name and, when the preferred or preference stock is entitled to vote, such number of votes as shall be provided in the charter of the Company for each share of preferred and preference stock standing in his or her name, and the votes shall be cast by stockholders in person or by lawful proxy.

Section 7. -	Action by Consent
Any action required or permitted by law, the Articles of Incorporation, or these Amended and Restated Bylaws to be taken at a meeting of the stockholders of the Company may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, shall be signed by stockholders holding at least a majority of the voting power; provided that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.  Such signed consent shall be delivered to the Secretary for inclusion in the minute book of the Corporation.

Section 8. -	Record Date for Stockholders and Closing of Transfer Books.
The Board of Directors may fix, in advance, a date as the record for the determination of the stockholders entitled to notice of, or to vote at, any meeting of stockholders, or entitled to receive payment of any dividend, or entitled to the allotment of any rights, or for any other proper purpose. Such date in any case shall not be more than ninety (90) days (and in the case of a meeting of stockholders not less than ten (10) days) prior to the date on which the particular action requiring such determination of stockholders is to be taken. Only stockholders of record on such date shall be entitled to notice of or to vote at such meeting or to receive such dividends or rights, as the case may be. In lieu of fixing a record date, the Board of Directors may close the stock transfer books of the Company for a period not exceeding twenty (20) days or less than ten (10) days preceding the date of any meeting of stockholders or not exceeding twenty (20) days preceding any other of the above mentioned events.
ARTICLE II
BOARD OF DIRECTORS AND COMMITTEES
Section 1. -     Powers of Directors.
The business and affairs of the Company shall be managed by a Board of Directors which shall have and may exercise all the powers of the Company, except such as are expressly conferred upon or reserved to the stockholders by law, by the charter, or by these bylaws. Except as otherwise provided herein, the Board of Directors shall appoint the officers for the conduct of the business of the Company, determine their duties and responsibilities and fix their compensation. The Board of Directors may remove any officer.
Section 2. -     Number and Election of Directors.
The number of Directors (including each Independent Director) shall be set at eight (8); provided, however, that the number of Directors may be increased or decreased by resolution of a majority of the Company’s stockholders without an amendment to these bylaws but in no event will there be less than

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three (3) Directors or more than fifteen (15) Directors. The Directors (including each Independent Director) shall be elected at each annual meeting of stockholders except as otherwise provided in these bylaws. They shall hold their offices until the next annual meeting of stockholders or until their successors are elected and qualified.
Section 3. -     Director Independence and Residency.
(a)    At all times subsequent to the first meeting of the Board of Directors after March 12, 2012, in accordance with the provisions of these bylaws, at least one-third of the Directors in office, and no less than two (2) Directors, shall meet the standards for independence set forth in the New York Stock Exchange Listing Standards, and shall be neither employees nor directors of Exelon Corporation (“Exelon”) or any Exelon affiliate (each such Director, an “Independent Director”). No resignation or removal of an Independent Director at any time when such resignation or removal would result in less than one-third of the Directors in office, or less than two (2) Directors, being Independent Directors shall be effective until as many successor Independent Directors as needed to have at least one-third, and no less than two (2), of the Directors be Independent Directors shall have accepted their appointments as Independent Directors. In the event that less than one-third of the Directors in office, or less than two (2) Directors, meeting the qualifications therefor are then holding the position of Independent Director, the Board of Directors shall, as soon as practicable, appoint as many successor Independent Directors as needed to have at least one-third, and no less than two (2), of the Directors be Independent Directors, and until each such vacancy is filled, the Board of Directors shall be prohibited from voting on any action specified in Section 7(b) of this Article II or the proviso to Article VIII. No Independent Director shall at any time serve as trustee in bankruptcy for any affiliate of the Company.
(b)    At all times on and after the date hereof, a majority of the Directors in office shall have primary residence or principal place of business or employment in the Company’s service territory.
Section 4. -     Removals and Vacancies.
The stockholders, at any meeting duly called and at which a quorum is present or by written consent in lieu thereof, may remove any Director or Directors from office by the affirmative vote of the holders of a majority of the outstanding shares entitled to the vote thereon.
Vacancies occurring in the Board of Directors for any reason may be filled by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon.
Section 5. -     Director Retirement Age
Effective following the annual election of Directors in 2020, each Independent Director must retire from the Board of Directors at or before the next annual meeting of stockholders following the director’s 75th birthday; provided, however, that a Director’s continued service may be extended by resolution of a majority of the Company’s shareholders.
Section 6. -     Chair of the Board of Directors; Vice Chair
The Chair of the Board of Directors, if one is elected, shall preside at all meetings of the Board of Directors and of the shareholders, and shall also have such other powers and duties as from time to time may be assigned to him or her by the Board of Directors. The Vice Chair, if one is elected, shall, in the

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absence of the Chair of the Board, perform the duties of the Chair of the Board, and shall also have such other powers and duties as from time to time may be assigned to him or her by the Board of Directors.
Section 7. -     Meetings of the Board of Directors.
Regular meetings of the Board of Directors shall be held on such dates during the year as may be designated from time to time by the Board of Directors. All meetings of the Board of Directors shall be held at such location as ordered by the Board of Directors. Of all such meetings the Secretary shall give notice to each Director personally or by electronic mail, by telephone, or by written notice at least 24 hours before such meeting. Special meetings may be held at any time or place upon the call of the Chair of the Board or the Chief Executive Officer.
The Chair of the Board shall preside at all meetings of the Board of Directors, or, if one is not elected or is absent, the Vice Chair, the Chief Executive Officer, the President, or one of the Vice Presidents (if a member of the Board of Directors) shall preside. If at any meeting none of the foregoing persons is present, the Directors present shall designate one of their number to preside at such meeting.
Section 8. -     Quorum and Voting.
(a)    A majority of the Directors in office shall constitute a quorum of the Board of Directors for the transaction of business, with the exception of any meeting at which any action described in Section 8(b) of this Article II is considered, at which meeting a quorum shall consist of all Directors. All actions of the Board of Directors (other than those described in Section 8(b) of this Article II) shall require the affirmative vote of a majority of the Directors in attendance at a meeting at which a quorum is present. If a quorum be not present at any meeting, a majority of the Directors present may adjourn to any time and place they may see fit.
(b)    Notwithstanding any other provision of these bylaws and any provision of law that otherwise so empowers the Company, the stockholders, the Board of Directors, any Director, any officer or any other person, neither the stockholders nor the Board of Directors nor any Director nor any officer nor any other person shall be authorized or empowered, nor shall they permit the Company, without the unanimous prior approval of the Board of Directors, including the Independent Directors, to (A) commence any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization, or relief for debtors; (B) institute proceedings to have the Company adjudicated as bankrupt or insolvent; (C) consent to or acquiesce in the institution of bankruptcy or insolvency proceedings against the Company; (D) file a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding up, dissolution, composition, liquidation, or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy; (E) apply for, or consent to, or acquiesce in the appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers of such person with respect to the Company; (F) make any assignment for the benefit of the Company’s creditors; (G) admit in writing the Company’s inability to pay its debts generally as they become due; or (H) remove the unanimous consent requirement set forth above in this Section 8(b) of Article II.
Section 9. -     Committees.
The Board of Directors is authorized to appoint from among its members such committees as it may, from time to time, deem advisable and to delegate to such committee or committees any of the powers

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of the Board of Directors which it may lawfully delegate. Each such committee shall consist of at least one (1) Director.
Section 10. -     Action by Consent
Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without such a meeting if a consent or consents in writing, setting forth the action so taken, is signed by all the members of the Board of Directors.
Section 11. -     Fees and Expenses.
Each member of the Board of Directors, other than salaried officers and employees, shall be paid an annual retainer fee, payable in such amount as shall be specified from time to time by the Board of Directors.
Each member of the Board of Directors, other than salaried officers and employees, shall be paid such fee as shall be specified from time to time by the Board of Directors for attending each regular or special meeting of the Board of Directors and for attending, as a committee member, each meeting of any committee appointed by the Board of Directors. Each Director shall be paid reasonable traveling expenses incident to attendance at meetings of the Board of Directors.
ARTICLE III
OFFICERS
Section 1. -     Officers.
The Board of Directors shall designate an individual to be the Chief Executive Officer of the Company. The Company shall also have a President, one or more Vice Presidents, a Treasurer, and a Secretary, who shall be elected by, and hold office at the will of, the Board of Directors. The Board of Directors shall elect such other officers as they may deem necessary for the conduct of the business and affairs of the Company. Any two offices, except those of President and Vice President, may be held by the same person, but no person shall sign checks, drafts and promissory notes, or execute, acknowledge or verify any other instrument in more than one capacity, if such instrument is required by law, the charter, these bylaws, a resolution of the Board of Directors or order of the Chief Executive Officer to be signed, executed, acknowledged or verified by two (2) or more officers.
Section 2. -     Duties of the Officers.
(a)    Chief Executive Officer.
The Chief Executive Officer shall have general and active management of the business of the Corporation and shall see that all orders and resolutions of the Board of Directors are carried into effect. In the absence of the Chair of the Board and the Vice Chair, or if one (or both) is (or are) not elected, the Chief Executive Officer shall perform all the duties of the Chair of the Board.

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(b)    President.
The President shall have general executive powers, as well as specific powers conferred by these bylaws. The President, any Vice President, or such other persons as may be designated by the Board of Directors, shall sign all special contracts of the Company, countersign checks, drafts and promissory notes, and such other papers as may be directed by the Board of Directors. The President, or any Vice President, together with the Treasurer or an Assistant Treasurer, shall have authority to sell, assign or transfer and deliver any bonds, stocks or other securities owned by the Company. The President shall also have such other powers and duties as from time to time may be assigned to him or her by the Board of Directors.
(c)    Vice Presidents.
Each Vice President shall have such powers and duties as may be assigned to him or her by the Board of Directors, or the Chief Executive Officer, as well as the specific powers assigned by these bylaws. A Vice President may be designated by the Board of Directors or the Chief Executive Officer to perform, in the absence of the President, all the duties of the President.
(d)    Treasurer.
The Treasurer shall have the care and the custody of the funds and valuable papers of the Company and shall receive and disburse all moneys in such a manner as may be prescribed by the Board of Directors or the Chief Executive Officer. The Treasurer shall have such other powers and duties as may be assigned to him or her by the Board of Directors, or the Chief Executive Officer, as well as specific powers assigned by these bylaws.
(e)    Secretary.
The Secretary shall attend all meetings of the stockholders and the Board of Directors and shall notify the stockholders and Directors of such meetings in the manner provided in these bylaws. The Secretary shall record the proceedings of all such meetings in books kept for that purpose. The Secretary shall have such other powers and duties as may be assigned to him or her by the Board of Directors or the Chief Executive Officer, as well as the specific powers assigned by these bylaws.
(f)    Assistant Officers.
Assistant Secretaries and Assistant Treasurers, when elected or appointed, shall respectively assist the Secretary or the Treasurer in the performance of the respective duties assigned to such principal officers, and in assisting such principal officer, each of such assistant officers shall for such purpose have the powers of such principal officer. In case of the absence, disability, death, resignation or removal from office of any principal officer, such principal officer's duties shall, except as otherwise ordered by the Board of Directors, temporarily devolve upon such assistant officer as shall be designated by the Chair, Vice Chair or Chief Executive Officer.

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Section 3. -     Removals and Vacancies.
Any officer may be removed by the Board of Directors whenever, in its judgment, the best interest of the Company will be served thereby. In case of removal, the salary of such officer shall cease. Removal shall be without prejudice to the contractual rights, if any, of the person so removed, but election of an officer shall not of itself create contractual rights.
Any vacancy occurring in any office of the Company shall be filled by the Board of Directors and the officer so elected shall hold office for the unexpired term in respect of which the vacancy occurred or until his or her successor shall be duly elected and qualified.
In any event of absence or temporary disability of any officer of the Company, the Board of Directors may authorize some other person to perform the duties of that office.
ARTICLE IV
LIMITATIONS ON ACTIVITIES
The Company shall:
(a)    not participate in the cash pool operated by Exelon or any other Exelon affiliate (other than a subsidiary of the Company) and shall not commingle funds with Exelon or any other Exelon affiliate (other than a subsidiary of the Company);
(b)    hold itself out as a separate entity from Exelon, Exelon Energy Delivery Company LLC (“EEDC”) and RF HoldCo LLC (“HoldCo”), conduct business in its own name and not assume liability for future debts of Exelon, EEDC or HoldCo;
(c)    maintain a separate name from and not use the trademarks, service marks or other intellectual property of Exelon, EEDC or HoldCo;
(d)    maintain separate books, accounts and financial statements reflecting its separate assets and liabilities;
(e)    maintain arms-length relationships with Exelon, EEDC and HoldCo; and
(f)    not (i) guarantee the debt or credit instruments of Exelon or any other Exelon affiliate (other than a subsidiary of the Company); (ii) grant a mortgage or other lien on any property used and useful in providing retail or wholesale utility service to, or otherwise pledge such assets as security for repayment of the principal or interest of any loan or credit instrument of, Exelon or any other Exelon affiliate (other than a subsidiary of the Company); (iii) include in any of the Company’s debt or credit agreements cross-default provisions between the Company’s securities and the securities of Exelon or any other Exelon affiliate (other than a subsidiary of the Company); or (iv) include in its debt or credit agreements any financial covenants or rating-agency triggers related to Exelon or any other Exelon affiliate (other than a subsidiary of the Company).

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ARTICLE V
INDEMNIFICATION
Section 1. -     Procedure.
The Company shall indemnify any present or former Director or officer of the Company and each Director or elected officer of any direct or indirect wholly-owned subsidiary of the Company who is made, or threatened to be made, a party to a proceeding by reason of his or her service in that capacity or by reason of service, while a Director or officer of the Company and at the request of the Company, as a director or officer of another company, corporation, limited liability company, partnership, trust, employee benefit plan or other enterprise, and the Company shall pay or reimburse reasonable expenses incurred in advance of final disposition of the proceeding, in each case to the fullest extent permitted by the laws of the State of Maryland. The Company may indemnify, and advance reasonable expenses to, other employees and agents of the Company and employees and agents of any subsidiary of the Company to the extent authorized by the Board of Directors. The Company shall follow the procedures required by applicable law in determining persons eligible for indemnification and in making indemnification payments and advances.
Section 2. -     Exclusivity, etc.
The indemnification and advancement of expenses provided by these bylaws (a) shall not be deemed exclusive of any other rights to which a person seeking indemnification or advance of expenses may be entitled under any law (common or statutory), or any agreement, vote of stockholders or disinterested Directors or other provision that is consistent with law, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed or acting as agent for the Company, (b) shall continue in respect of all events occurring while a person was a Director or officer after such person has ceased to be a Director or officer, and (c) shall inure to the benefit of the estate, heirs, executors and administrators of such person. All rights to indemnification and advance of expenses hereunder shall be deemed to be a contract between the Company and each Director or officer of the Company who serves or served in such capacity at any time while this Article V is in effect. Nothing herein shall prevent the amendment of this Article V, provided that no such amendment shall diminish the rights of any person hereunder with respect to events occurring or claims made before its adoption or as to claims made after its adoption in respect of events occurring before its adoption. Any repeal or modification of this Article V shall not in any way diminish any rights to indemnification or advancement of expenses of a Director or officer or the obligations of the Company arising hereunder with respect to events occurring, or claims made, while this Article V or any provision hereof is in effect.
Section 3. -     Severability.
The invalidity or unenforceability of any provision of this Article V shall not affect the validity or enforceability of any other provision hereof.

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ARTICLE VI
CAPITAL STOCK
Section 1. -     Evidence of Stock Ownership.
Evidence of ownership of stock in the Company shall be pursuant to certificate(s), each of which shall represent the number of shares of stock owned by a stockholder of the Company. Stockholders may request that their stock ownership be represented by certificate(s). Each certificate shall be signed on behalf of the Company by the President or a Vice President and countersigned by the Secretary or the Treasurer and shall be sealed with the corporate seal. The signatures may be either manual or facsimile. In case any officer who signed any certificate, in facsimile or otherwise, ceases to be such officer of the Company before the certificate is issued, the certificate may nevertheless be issued by the Company with the same effect as if the officer had not ceased to be such officer as of the date of its issue.
Section 2. -     Transfer of Shares.
Stock shall be transferable only on the books of the Company by assignment in writing by the registered holder thereof, his or her legally constituted attorney, or his or her legal representative, either upon surrender and cancellation of the certificate(s) therefor, if such stock is represented by a certificate, or upon receipt of such other documentation for stock not represented by a certificate as the Board of Directors and the law of the State of Maryland may, from time to time, require.
Section 3. -     Lost, Stolen or Destroyed Certificates.
No certificate for shares of stock of the Company shall be issued in place of any other certificate alleged to have been lost, stolen, or destroyed, except upon production of such evidence of the loss, theft or destruction and upon indemnification of the Company to such extent and in such manner as the Board of Directors may prescribe.
Section 4. -     Transfer Agents and Registrars.
The Board of Directors shall appoint a person or persons, or any incorporated trust company or companies or both, as transfer agents and registrars and, if stock is represented by a certificate, may require that such certificate bear the signatures or the counter-signatures of such transfer agents and registrars, or either of them.
Section 5. -     Stock Ledger.
The Company shall maintain at its principal office in Baltimore, Maryland, a stock record containing the names and addresses of all stockholders and the numbers of shares of each class held by each stockholder.

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ARTICLE VII
SEAL
The Board of Directors shall provide, subject to change, a suitable corporate seal which may be used by causing it, or facsimile thereof, to be impressed or affixed or reproduced one the Company’s stock certificates, bonds, or any other documents on which the seal may be appropriate.
ARTICLE VIII
AMENDMENTS
These bylaws, or any of them, may be amended or repealed, and new bylaws may be made or adopted by the stockholders at any annual meeting or special meeting or by written consent in lieu of a meeting; provided, however, that, in the case of any amendment, repeal or replacement of Sections 3 and 7 of Article II or any part of Article IV or this Article VIII, each Independent Director must also have approved such amendment, repeal or replacement.

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